Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 22, 2022, with respect to the financial statements of Breviloba, LLC incorporated by reference in the Registration Statement (Form S-3D) and related Prospectus of Kinetik Holdings Inc. for the registration of shares of its Class A common stock.

/s/ Ernst & Young LLP

Houston, Texas
April 1, 2022